News For Immediate Release

CENTEX CONSTRUCTION PRODUCTS REPORTS 17% INCREASE IN
THIRD QUARTER RESULTS; SETS CONFERENCE CALL

     (Dallas, TX January 19, 2004): Centex Construction Products, Inc. (NYSE: CXP) today reported financial results for the quarter and nine months ended December 31, 2003, the third quarter and nine months of fiscal year 2004. CXP produces and distributes Cement, Gypsum Wallboard, Recycled Paperboard, and Concrete and Aggregates. CXP is currently 64.6%-owned by Centex Corporation.

     CXP’s senior management will conduct a conference call to discuss the financial results and other matters at 11 a.m. Eastern Time (10 a.m. Central Time) on Tuesday, January 20, 2004. The conference call will be webcast simultaneously on the CXP Web site, http://www.centex-cxp.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact CXP at 214-981-6565.

     For the quarter ended December 31, 2003, CXP’s net earnings increased 17% to $18,003,000 or $0.95 per diluted share from $15,378,000 or $0.83 per diluted share for the same quarter last year. Increased Gypsum Wallboard and Concrete/Aggregates operating earnings and decreased interest expense were partially offset by lower Cement and Paperboard operating earnings and costs related to the spin-off by Centex Corporation to its stockholders of its 64% ownership stake in CXP. Spin-off related costs for the quarter and nine months were $0.04 and $0.07 per diluted share, respectively. Revenues for the third quarter this year totaled $121,319,000, 19% greater than $101,880,000 for the same quarter a year ago.

     For the nine months ended December 31, 2003, CXP’s net earnings and diluted earnings per share were $50,790,000 or $2.72 per diluted share, 5% greater than $48,220,000 or $2.60 per diluted share for the same period a year ago. Revenues for this year’s nine-month period of $380,358,000 were 16% greater than $327,525,000 for the same period in the prior fiscal year.

     The Company has changed the method of accounting for its cement joint ventures from the proportionate consolidation method to the equity method of accounting. The change had no effect on the Company’s earnings before income taxes, net earnings, earnings per share or retained earnings. Under the equity method of accounting, the Company’s statements of earnings now includes a single line item entitled “Equity in Earnings of Unconsolidated Joint Ventures” which reflects the Company’s 50% interest in the results of operations of its cement joint ventures. Similarly, the Company’s balance sheets now include a single line item entitled “Investment in Joint Ventures” which reflects the Company’s 50% interest in the net assets of the cement joint ventures.

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CXP ANNOUNCES THIRD QUARTER RESULTS AND CONFERENCE CALL Page 2

CEMENT

     Cement revenues for this year’s third quarter totaled $24.0 million, level with $24.0 million for the same quarter a year ago. Operating earnings from Cement, which includes the equity in earnings of unconsolidated joint ventures of $7.2 million and $7.0 million, respectively, declined 7% to $13.5 million for the quarter this year from $14.4 million for the same quarter last year. The earnings decline was due to lower net sales prices and increased maintenance and energy costs, partially offset by higher sales volume.

     Cement sales volume for the third quarter totaled 620,000 tons, 8% above 576,000 tons for the same quarter last year. Purchased cement sales volume of 74,500 tons for this year’s third quarter was 116% greater than purchased cement sales volume for the third quarter a year ago. Cement consumption remains at a high level and CXP expects fiscal 2004 to be the Company’s eighteenth consecutive “sold-out” year. CXP’s average Cement net sales price for the quarter this year of $65.72 per ton was 2% less than $66.77 per ton for the same quarter a year ago.

     For the current nine months, revenues from Cement were $84.0 million, up 3% from $81.6 million for the same period a year ago. Operating earnings from Cement, which includes the equity in earnings of unconsolidated joint ventures of $18.9 million and $20.5 million, respectively, were $41.3 million for the nine months this year, 11% below $46.7 million for the similar period in fiscal 2003. The earnings decrease was due to lower net sales prices and increased cost of sales being partially offset by higher sales volume. The average nine-month sales price was $66.33 per ton this year, 2% below $67.62 per ton for the same period last year.

     Cement sales volume of 2,014,000 tons for the nine months this year was 6% greater than 1,898,000 tons sold for the same period in fiscal 2003. Purchased Cement sales volume of 194,600 tons for this year’s nine-month period was 34% greater than purchased Cement sales volume for the same period a year ago.

GYPSUM WALLBOARD

     Gypsum Wallboard revenues for the quarter totaled $66.9 million, a 36% increase over $49.3 million for the same quarter a year ago. Gypsum Wallboard reported third quarter operating earnings of $9.6 million, up 44% from $6.7 million in operating earnings for the same quarter last year. The earnings gain for the quarter resulted from higher sales volume at higher margins. The average net sales price for this year’s third quarter was $86.41 per thousand square feet (MSF), 3% below $89.03 per MSF for the same quarter last year. The margin increased 6% because of lower paper costs and the positive impact on fixed costs from increased production volume exceeded the sales price decline.

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CXP ANNOUNCES THIRD QUARTER RESULTS AND CONFERENCE CALL Page 3

     Gypsum Wallboard sales volume of 599 million square feet (MMSF) for this year’s quarter was 36% above the 440 MMSF sold during the third quarter last year. According to the Gypsum Association, U.S. wallboard consumption for calendar 2003 was 31.7 billion square feet, up 6% from calendar 2002.

     For the current nine months, Gypsum Wallboard revenues were $197.3 million, a 26% increase from $156.2 million for the same period a year ago. For the current nine-month period, Gypsum Wallboard reported $22.4 million in operating earnings, down 8% from $24.3 million in operating earnings reported for the same period in fiscal 2003. Lower net sales prices were partially offset by increased sales volume.

     Gypsum Wallboard sales volume of 1,805 MMSF for the current nine months was 30% greater than the 1,385 MMSF sold for the same period last year. The average net sales price for the nine-month period this year was $84.27 per MSF, 7% below $90.33 per MSF for the same period a year ago.

PAPERBOARD

     CXP’s Paperboard operation reported third quarter net revenues of $14.5 million, down 7% from net revenues of $15.6 million for last year’s third quarter. Paperboard operating earnings of $4.7 million for the quarter this year were 12% below $5.3 million for the third quarter a year ago. The earnings decline resulted from lower net sales prices and increased production costs, partially offset by higher sales volume.

     For this year’s third quarter, total Paperboard sales volume was 63,000 tons, up 15% from last year’s total sales volume of 55,000 tons. This year’s third quarter average net sales price of $410.77 per ton was 4% below last year’s third quarter net sales price of $428.46 per ton.

     Paperboard net revenues for the nine months this year were $47.3 million, a 7% improvement over net revenues of $44.3 million for the same period last year. For the nine months, Paperboard operating earnings were $15.4 million, up 29% from $11.9 million for the same period last year due to increased sales volume and lower cost of sales. Total Paperboard sales volume for the current nine months was 199,000 tons at an average net sales price of $409.50 per ton, compared to 166,000 tons at an average net sales price of $404.43 for the same period last year. All of the sales volume gain for the quarter and nine months resulted from increased sales to CXP’s wallboard plants.

CONCRETE AND AGGREGATES

     Revenues from the Concrete and Aggregates segment were $15.0 million for the quarter, 19% greater than $12.6 million for the third quarter a year ago. Concrete and Aggregates reported a $1.5 million operating profit for this year’s third quarter versus a $305,000 operating profit for the

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CXP ANNOUNCES THIRD QUARTER RESULTS AND CONFERENCE CALL Page 4

same quarter last year. The earnings gain was primarily due to increased Aggregates sales prices and lower Concrete and Aggregates cost of sales.

     Concrete sales volume for the third quarter this year was 177,000 cubic yards, a 17% increase over 151,000 cubic yards for the same quarter last year. CXP’s average Concrete net sales price of $52.96 per cubic yard for the current quarter was 1% below $53.68 per cubic yard for the same quarter a year ago.

     CXP’s Aggregates operation reported sales volume of 1,092,000 tons for the quarter, 26% greater than sales volume of 868,000 tons for the same quarter last year. The average net sales price of $5.18 per ton for the current quarter was 4% higher than $5.00 per ton last year.

     Concrete and Aggregates revenues for the nine months this year were $49.8 million, 15% higher than $43.5 million for the same period last year. Concrete and Aggregates reported an operating profit of $5.6 million for the current nine months compared to a $410,000 operating loss for the same period in fiscal 2003. The gain was due to increased Concrete sales volume, higher Aggregates net sales prices and $2.6 million of costs associated with the Georgetown plant closure last year.

     Concrete sales volume of 610,000 cubic yards for this year’s nine-month period was 17% greater than 522,000 cubic yards for the same period last year. Concrete’s average net sales price of $52.59 per cubic yard for the current nine months was 2% lower than last year’s nine months average net sales price of $53.92 per cubic yard.

     Aggregates sales volume of 3,426,000 tons was 2% greater than 3,366,000 tons for the nine months last year. The average net sales price of CXP’s Aggregates was $5.23 per ton for the nine-month period this year, 19% greater than last year’s sales price of $4.39 per ton.

OTHER DEVELOPMENTS

     On November 5, 2003, the Company’s Board of Directors approved an increase in its annual cash dividend from $0.20 per share to $1.20 per share (representing an increase in the regular quarterly cash dividend from $0.05 to $0.30 per share), effective upon the completion of the spin-off of CXP shares owned by Centex Corporation. This 500% increase reflects the Board’s confidence in CXP’s financial strength and ability to pay the enhanced dividend from CXP’s cash flow without materially impacting its ability to take advantage of future growth opportunities. The increased cash dividend becomes effective with the first quarterly cash dividend following the completion of the spin-off.

     On January 8, 2004, CXP’s stockholders approved a proposal to reclassify its shares of common stock into two classes, paving the way for the spin-off of all of the CXP shares owned by Centex Corporation. When the spin-off is completed, it is anticipated that Centex

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CXP ANNOUNCES THIRD QUARTER RESULTS AND CONFERENCE CALL Page 5

stockholders will receive approximately .19 shares of CXP common stock for each share of Centex common stock (consisting of approximately .15 shares of CXP’s new Class B common stock and .04 shares of CXP’s existing class of common stock). Also, at its Special Meeting of Stockholders held on January 8, 2004, all of the other eight proposals were approved by the required vote of stockholders.

     In connection with the spin-off, CXP will also pay a special one-time cash dividend of $6.00 per share to all of its shareholders (including Centex) immediately prior to the spin-off. The record date for the cash dividend was January 13, 2004 and payment is scheduled for January 29, 2004. It is anticipated that the distribution of the CXP shares owned by Centex will take place on January 30, 2004. Immediately after the spin-off, CXP’s debt is expected to be approximately $85 million resulting in a debt-to-capitalization ratio of approximately 17%.

     Upon the completion of the distribution on January 30, 2004, CXP will also change its name to Eagle Materials Inc., and after the distribution, the Company’s shares will be traded on the NYSE under the symbols “EXP” and “EXP.B”.

OUTLOOK

     Cement and Wallboard consumption for the remainder of fiscal year 2004 and for fiscal year 2005 are predicted to remain at near record high levels. A Wallboard price increase of 10% was implemented during the first week of January 2004. Price increases in all of CXP cement markets have been announced. Despite high natural gas costs, wallboard production costs have declined due to the impact of increased production volume on fixed costs. The company expects to report fiscal year 2004 earnings ranging from $3.35 per diluted share to $3.45 per diluted share (including costs related to the spin-off). Fiscal year 2005 earnings are expected to range from $3.70 per diluted share to $3.90 per diluted share.

# # #

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather; availability of raw materials; unexpected operational difficulties; governmental regulation and changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; general economic conditions; and interest rates. These and other factors are described in the Annual Report on Form 10-K/A for Centex Construction Products, Inc. for the fiscal year ended March 31, 2003 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003. These reports are filed with the Securities and Exchange Commission.

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CXP ANNOUNCES THIRD QUARTER RESULTS AND CONFERENCE CALL Page 6

For additional information, contact at 214/981-5000:
Steven R. Rowley
President and Chief Executive Officer

Arthur R. Zunker, Jr.
Senior Vice President and Chief Financial Officer

(1) Summary of Consolidated Earnings
(2) Revenues and Earnings by Lines of Business (quarter)
(3) Revenues and Earnings by Lines of Business (nine months)
(4) Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
(5) Consolidated Balance Sheets

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Centex Construction Products, Inc.
Attachment 1

Centex Construction Products, Inc.
Summary of Consolidated Earnings
(dollar amounts in thousands, except per share data)
(unaudited)

		Quarter Ended December 31,

		2003	2002	Change

			(Restated)*
Revenues		$121,319	$101,880	+19%
Earnings Before Income Taxes		$27,481	$23,122	+19%
Net Earnings		$18,003	$15,378	+17%
Earnings Per Share:
	- Basic	$0.96	$0.84	+14%
	- Diluted	$0.95	$0.83	+14%
Average Shares Outstanding:
	- Basic	18,670,273	18,370,656	+2%
	- Diluted	18,848,490	18,448,901	+2%

		Nine Months Ended December 31,

		2003	2002	Change

			(Restated)*
Revenues		$380,358	$327,525	+16%
Earnings Before Income Taxes		$77,530	$72,501	+7%
Net Earnings		$50,790	$48,220	+5%
Earnings Per Share:
	- Basic	$2.74	$2.62	+5%
	- Diluted	$2.72	$2.60	+5%
Average Shares Outstanding:
	- Basic	18,513,417	18,431,861	—
	- Diluted	18,655,265	18,548,292	+1%

* The Company has restated its consolidated financial statements to reflect a change in the method of accounting for the cement joint ventures from the proportionate consolidation method to the equity method of accounting. The restatement had no impact on earnings before income taxes, net earnings, earnings per share or retained earnings.

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Centex Construction Products, Inc.
Attachment 2

Centex Construction Products, Inc.
Revenues and Earnings by Lines of Business
(dollars in thousands)
(unaudited)

	Quarter Ended December 31,

	2003	2002	Change

		(Restated)**
Revenues*
Cement (Wholly Owned)	$24,011	$24,032	—
	20%	24%
Gypsum Wallboard	66,924	49,288	+36%
	55%	48%
Paperboard	14,485	15,562	-7%
	12%	15%
Concrete & Aggregates	14,962	12,572	+19%
	12%	13%
Other, net	937	426	+120%
	1%	—

Total	$121,319	$101,880	+19%
	100%	100%

Operating Earnings
Cement:
Wholly Owned	$6,256	$7,403
Joint Ventures	7,213	7,040

	13,469	14,443	-7%
	45%	53%
Gypsum Wallboard	9,622	6,694	+44%
	32%	25%
Paperboard	4,682	5,307	-12%
	15%	19%
Concrete & Aggregates	1,516	305	+397%
	5%	1%
Other, net	937	426	+120%
	3%	2%

Total Operating Earnings	30,226	27,175	+11%
	100%	100%
Corporate General Expenses	(1,472)	(1,416)
Spin-Off Expenses	(581)	—
Interest Expense, net	(692)	(2,637)

Earnings Before Income Taxes	$27,481	$23,122	+19%

* Net of Intersegment and Joint Venture Revenues listed on Attachment 4.

** The Company has restated its consolidated financial statements to reflect a change in the method of accounting for the cement joint ventures from the proportionate consolidation method to the equity method of accounting. The restatement had no impact on earnings before income taxes, net earnings, earnings per share or retained earnings.

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Centex Construction Products, Inc.
Attachment 3

Centex Construction Products, Inc.
Revenues and Earnings by Lines of Business
(dollars in thousands)
(unaudited)

	Nine Months Ended December 31,

	2003	2002	Change

		(Restated)**
Revenues*
Cement (Wholly Owned)	$83,969	$81,596	+3%
	22%	25%
Gypsum Wallboard	197,275	156,210	+26%
	52%	48%
Paperboard	47,336	44,296	+7%
	12%	14%
Concrete & Aggregates	49,812	43,478	+15%
	13%	13%
Other, net	1,966	1,945	+1%
	1%	—

Total	$380,358	$327,525	+16%
	100%	100%

Operating Earnings
Cement:
Wholly Owned	$22,419	$26,215
Joint Ventures	18,909	20,458

	41,328	46,673	-11%
	48%	55%
Gypsum Wallboard	22,441	24,281	-8%
	26%	29%
Paperboard	15,355	11,929	+29%
	18%	14%
Concrete & Aggregates	5,568	(410)	+1458%
	6%	—
Other, net	1,966	1,945	+1%
	2%	2%

Total Operating Earnings	86,658	84,418	+3%
	100%	100%
Corporate General Expenses	(4,422)	(4,198)
Spin-Off Expenses	(1,567)	—
Interest Expense, net	(3,139)	(7,719)

Earnings Before Income Taxes	$77,530	$72,501	+7%

* Net of Intersegment and Joint Venture Revenues listed on Attachment 4.

** The Company has restated its consolidated financial statements to reflect a change in the method of accounting for the cement joint ventures from the proportionate consolidation method to the equity method of accounting. The restatement had no impact on earnings before income taxes, net earnings, earnings per share or retained earnings.

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Centex Construction Products, Inc.
Attachment 4

Centex Construction Products, Inc.
Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues
(unaudited)

	Sales Volume

	Quarter Ended		Nine Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Cement (M Tons):
Wholly Owned	314	309	1,095	1,047
Joint Ventures	306	267	919	851

	620	576	2,014	1,898
Gypsum Wallboard (MMSF’s)	599	440	1,805	1,385
Paperboard (M Tons):
External	36	38	120	116
Internal	27	17	79	50

	63	55	199	166
Concrete (M Cubic Yards)	177	151	610	522
Aggregates (M Tons)	1,092	868	3,426	3,366

	Average Net Sales Price*

	Quarter Ended		Nine Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Cement (Ton)	$65.72	$66.77	$66.33	$67.62
Gypsum Wallboard (MSF)	$86.41	$89.03	$84.27	$90.33
Paperboard (Ton)	$410.77	$428.46	$409.50	$404.43
Concrete (Cubic Yards)	$52.96	$53.68	$52.59	$53.92
Aggregates (Ton)	$5.18	$5.00	$5.23	$4.39

* Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues

	Quarter Ended		Nine Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

	(dollars in thousands)
Intersegment Revenues:
Cement	$705	$998	$2,652	$3,114
Paperboard	12,085	8,255	35,771	23,072
Concrete and Aggregates	246	182	842	493

	$13,036	$9,435	$39,265	$26,679

Cement Revenues:
Wholly Owned	$24,011	$24,032	$83,969	$81,596
Joint Ventures	19,974	17,209	59,822	56,333

	$43,985	$41,241	$143,791	$137,929

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Centex Construction Products, Inc.
Attachment 5

Centex Construction Products, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	December 31,
			March 31,
	2003	2002	2003*

		(Restated)	(Restated)**
ASSETS
Current Assets:
Cash and Cash Equivalents	$29,376	$16,145	$6,795
Accounts and Notes Receivable, net	42,460	37,191	42,209
Inventories	44,049	44,440	49,138

Total Current Assets	115,885	97,776	98,142

Property, Plant and Equipment	713,600	710,171	708,998
Less Accumulated Depreciation	(227,936)	(202,293)	(207,810)

Property, Plant and Equipment, net	485,664	507,878	501,188

Investment in Joint Ventures	50,150	50,868	53,741
Notes Receivable, net	118	157	190
Goodwill	40,290	40,197	40,290
Other Assets	12,692	10,450	12,804

	$704,799	$707,326	$706,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable and Accrued Liabilities	$64,966	$60,948	$65,475
Notes Payable	0	23,456	25,257
Current Portion of Long-term Debt	80	76,080	80

Total Current Liabilities	65,046	160,484	90,812

Long-term Debt	80	670	55,590
Deferred Income Taxes	96,001	74,683	80,342
Stockholders’ Equity -
Common Stock, Par Value $0.01; Authorized 50,000,000 Shares; Issued and Outstanding 18,798,289, 18,376,095 and 18,379,558 Shares, respectively	188	184	184
Capital in Excess of Par Value	30,351	14,049	14,228
Unamortized Value of Restricted Stock	(650)	0	0
Accumulated Other Comprehensive Losses	(1,703)	(1,757)	(2,282)
Retained Earnings	515,486	459,013	467,481

Total Stockholders’ Equity	543,672	471,489	479,611

	$704,799	$707,326	$706,355

* From Audited Financial Statements.

** The Company has restated its consolidated financial statements to reflect a change in the method of accounting for the cement joint ventures from the proportionate consolidation method to the equity method of accounting. The restatement had no impact on earnings before income taxes, net earnings, earnings per share or retained earnings.